EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

ATS Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares issuable pursuant to awards granted under the 1995 Stock Option Plan	457(c) and 457(h)	38,474	US$44.98	US$1,730,561	0.00011020	US$191
Equity	Common Shares issuable pursuant to awards granted under the 2006 Stock Option Plan	457(c) and 457(h)	2,600,489	US$44.98	US$116,969,995	0.00011020	US$12,890
Equity	Common Shares issuable pursuant to awards granted under the Restricted Share Unit Plan	457(c) and 457(h)	2,000,000	US$44.98	US$89,960,000	0.00011020	US$9,914
Equity	Common Shares issuable pursuant to awards granted under the 2014 Employee Share Purchase Plan	457(c) and 457(h)	500,000	US$44.98	US$22,490,000	0.00011020	US$2,478
Total Offering Amounts					US$231,150,556		US$25,473
Total Fee Offsets							—
Net Fee Due							US$25,473

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares, no par value (the “Common Shares”), of the Registrant, ATS Corporation, that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the New York Stock Exchange on June 28, 2023, which was US$44.98 per share.